Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
 TRINITY CAPITAL CORPORATION

1. NAME AND AUTHORITY

The name of the Corporation is "Trinity Capital Corporation."  The Corporation is a New Mexico for-profit corporation.  The file number issued to the Corporation by the New Mexico Secretary of State is 853820.
Pursuant to the provisions of the New Mexico Business Corporation Act (the "NMBCA"), Trinity Capital Corporation (the "Corporation") hereby adopts this Amended and Restated Articles of Incorporation which, except for the designated amendments below and certain renumbering in accordance with such amendments, correctly set forth without change the corresponding provisions of the Articles of Incorporation, as amended (the "Articles of Incorporation"), that are in effect to date. The Amended and Restated Articles of Incorporation contain no other change in any provision thereof.
2. ADOPTION OF AMENDED AND RESTATED ARTICLES

The Articles of Incorporation of the Corporation are amended by these Amended and Restated Articles of Incorporation as follows:
A. Article SECOND is hereby deleted in its entirety, and the following new Article SECOND is submitted in its place:
"SECOND:  The purpose or purposes for which the corporation is organized include the transaction of any or all lawful business for which corporations may be incorporated under the Business Corporation Act of the State of New Mexico, at any time, including, but not limited to, holding stock or other ownership interests of corporations or other entities."

B. Article THIRD is hereby deleted in its entirety, and the following new Article THIRD is submitted in its place:
"THIRD:  The total number of shares of stock which the corporation shall have authority to issue is twenty million (20,000,000) shares of voting Common Stock, no par value per share, twenty million (20,000,000) shares of non-voting Common Stock, no par value per share, and one million (1,000,000) shares of Preferred Stock, no par value per share.

The rights and designations of the non-voting Common Stock are set forth on Annex A to these Amended and Restated Articles of Incorporation.
The shares of Preferred Stock may be issued from time to time in one or more series.  The board of directors of the corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series."

C. Article FOURTH is hereby deleted in its entirety, and the remaining Articles are renumbered accordingly.
D. Article SIXTH is hereby deleted in its entirety, and the following new Article FIFTH (as renumbered for the deletion of Article FOURTH) is submitted in its place:
"FIFTH:  The address of the registered office of the corporation is 206 S. Coronado Ave., Espanola, New Mexico 87532, and the name of its registered agent at such address is C T Corporation System."

E. Article SEVENTH is hereby deleted in its entirety, and the remaining Articles are renumbered accordingly.
F. Article TENTH is hereby amended to add a new fourth paragraph providing for the number, names and addresses of the current directors as follows:
"The number of directors shall be fixed by the bylaws of the corporation.  Until changed in accordance with the bylaws of the corporation, the following persons shall serve as the directors of the corporation:
Name	Class	Address
Charles Slocomb	Class I	1200 Trinity Drive Los Alamos, New Mexico 87544
Gregg Antonsen	Class I	1200 Trinity Drive Los Alamos, New Mexico 87544
Tony Scavuzzo	Class I	1200 Trinity Drive Los Alamos, New Mexico 87544
John S. Gulas	Class II	1200 Trinity Drive Los Alamos, New Mexico 87544
Robert P. Worcester	Class II	1200 Trinity Drive Los Alamos, New Mexico 87544
Leslie Nathanson Juris	Class II	1200 Trinity Drive Los Alamos, New Mexico 87544
James E. Goodwin, Jr.	Class III	1200 Trinity Drive Los Alamos, New Mexico 87544
Jeffrey F. Howell	Class III	1200 Trinity Drive Los Alamos, New Mexico 87544
Arthur B. Montoya, Jr.	Class III	1200 Trinity Drive Los Alamos, New Mexico 87544
James F. Deutsch	Class III	1200 Trinity Drive Los Alamos, New Mexico 87544

G. Article ELEVENTH is hereby deleted in its entirety, and the following new Article NINTH (as renumbered for the deletion of Articles FOURTH and SEVENTH) is submitted in its place:
"NINTH:  Any business to be conducted at an annual or special meeting of the stockholders, including the nomination of candidates for election as directors, may be proposed by the board of directors or by any stockholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors, as provided by the corporation's bylaws."

H. Article TWELFTH is hereby deleted in its entirety.
I. A new Article THIRTEENTH is added to provide the following:
"THIRTEENTH:  Upon the effective filing of this Amended and Restated Articles of Incorporation, all matters set forth in the Certificate of Designation, filed on March 25, 2009, with respect to the 35,539 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock"), designated out of the authorized and unissued shares of preferred stock of the corporation, no par value per share, including all references thereof, are hereby eliminated from the corporation's Articles of Incorporation, and the shares that were designated to Series A Preferred Stock hereby are returned to the status of authorized but unissued shares of preferred stock of the Corporation, without designation as to series."

J. A new Article FOURTEENTH is added to provide the following:
"FOURTEENTH:  Upon the effective filing of this Amended and Restated Articles of Incorporation, all matters set forth in the Certificate of Designation, filed on March 25, 2009, with respect to the 1,777 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock"), designated out of the authorized and unissued shares of preferred stock of the corporation, no par value per share, including all references thereof, are hereby eliminated from the corporation's Articles of Incorporation, and the shares that were designated to Series B Preferred Stock hereby are returned to the status of authorized but unissued shares of preferred stock of the corporation, without designation as to series."
L. A new Article FIFTEENTH is added to provide the following:

"FIFTEENTH:  Upon the effective filing of this Amended and Restated Articles of Incorporation, all matters set forth in the Certificate of Designations, filed on December 15, 2016, with respect to the 82,862 shares of Series C Convertible Perpetual Preferred Stock (the "Series C Preferred Stock"), designated out of the authorized and unissued shares of preferred stock of the corporation, no par value per share, including all references thereof, are hereby eliminated from the corporation's Articles of Incorporation, and the shares that were designated to Series C Preferred Stock hereby are returned to the status of authorized but unissued shares of preferred stock of the corporation, without designation as to series."

3.	PRIOR ARTICLES OF INCORPORATION SUPERSEDED BY AMENDMENT AND RESTATEMENT
The Articles of Incorporation and all amendments thereto are superseded by the Amended and Restated Articles of Incorporation attached as Exhibit A hereto, which correctly set forth without change the Articles of Incorporation that are in effect to date, except for the designated amendments set forth herein and the renumbering of certain Articles in accordance with such designated amendments.  The Amended and Restated Articles of Incorporation contain no other change in any provision thereof.
4. ADOPTION
Each amendment made by this Amended and Restated Articles of Incorporation has been effected in conformity with the provisions of the NMBCA and the Articles of Incorporation and Bylaws of the Corporation and has been approved in the manner required by the NMSA and the governing documents of the Corporation.
Shares have been issued, and the amendment and restatement was adopted by a majority of the stockholders entitled to vote.
The number of shares issued at the time of such adoption was 9,249,205.
The number of shares entitled to vote was 9,249,205.
The number of shares that voted for the amendment and restatement was 5,062,079.
The number of shares that voted against the amendment and restatement was 214,737.
The number of shares abstaining from voting on the amendment and restatement was 2,812.
The date the amendment and restatement was adopted was June 27, 2017.

Dated: June 28, 2017 TRINITY CAPITAL CORPORATION
By: /s/ John S. Gulas
John S. Gulas,
President and Chief Executive Officer

[Signature Page to Amended and Restated Articles of Incorporation]

Exhibit A

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
TRINITY CAPITAL CORPORATION

FIRST:  The name of the corporation is "TRINITY CAPITAL CORPORATION."
SECOND:  The purpose or purposes for which the corporation is organized include the transaction of any or all lawful business for which corporations may be incorporated under the Business Corporation Act of the State of New Mexico, at any time, including, but not limited to, holding stock or other ownership interests of corporations or other entities.
THIRD:  The total number of shares of stock which the corporation shall have authority to issue is twenty million (20,000,000) shares of voting Common Stock, no par value per share, twenty million (20,000,000) shares of non-voting Common Stock, no par value per share, and one million (1,000,000) shares of Preferred Stock, no par value per share.
The rights and designations of the non-voting Common Stock are set forth on Annex A to these Amended and Restated Articles of Incorporation.
The shares of Preferred Stock may be issued from time to time in one or more series.  The board of directors of the corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).  In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series."
FOURTH:  No shareholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the corporation, whether now or hereafter authorized, or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the board of directors to such persons and on such terms as in its discretion it shall deem advisable.
FIFTH:  The address of the registered office of the corporation is 206 S. Coronado Ave., Espanola, New Mexico 87532, and the name of its registered agent at such address is C T Corporation System.
SIXTH:
A. Except as otherwise expressly provided in paragraph C of this Article or in any other provision of these articles of incorporation, and notwithstanding any other provision of these articles of incorporation:
(i) any merger or consolidation of the corporation or of any Subsidiary with or into any other corporation;
(ii) any sale, lease, exchange or other disposition by the corporation or any Subsidiary of assets constituting all or substantially all of the assets of the corporation and its Subsidiaries taken as a whole to or with any other corporation, person or other entity in a single transaction or a series of related transactions;
(iii) any issuance or transfer by the corporation or any Subsidiary, of any voting securities of the corporation (except for voting securities issued pursuant to a stock option, purchase, bonus or other plan for natural persons who are directors, employees, consultants and/or agents of the corporation or any Subsidiary) to any other corporation, person or other entity in exchange for cash, assets or securities or a combination thereof;
(iv)	the voluntary dissolution of the corporation; and
(v)	the amendment, alteration, change or repeal of these Articles of Incorporation;
shall require the affirmative vote of the holders of shares having at least 70% of the voting power of all outstanding stock of the corporation entitles to vote thereon. Such affirmative vote shall be required notwithstanding the fact that no vote or lesser vote may be required, or that some lesser percentage may be specified by law or otherwise in these articles of incorporation or by the bylaws of the corporation.
B.    For purposes of this Article, the term "Subsidiary" means any entity in which the corporation beneficially owns, directly or indirectly, more than "80% of the outstanding voting stock. The phrase "voting security" as used in paragraph A of this Article shall mean any security which is (or upon the happening of any event, would be) entitled to vote for the election of directors, and any security convertible, with or without consideration into such security or carrying any warrant or right to subscribe to or purchase such a security.
C.    The provisions of this Article shall not apply to any transaction described in clauses (i), (ii), (iii), (iv) or (v) of paragraph A of this Article: (i) approved at any time prior to its consummation by resolution adopted by not less than 70% of the number of directors as may be fixed from time to time, in the manner prescribed herein, by the board of directors of the corporation; or (ii) if any transaction described in such paragraph A is with any corporation of which a majority of the outstanding shares of all class of stock is owned of record or beneficially by the corporation; or (iii) which is a merger with another corporation that does not require action by the stockholders of the corporation to the extent and in the manner permitted from time to time by the law of the State of New Mexico.
D.    The interpretation, construction and application of any provision or provisions of the Article and the determination of any facts in connection with the application of this Article, shall be made by the affirmative vote of not less than 70% of the number of directors as may be fixed from time to time, in the manner prescribed herein, by the board of directors of the corporation. Any such interpretation, construction, application or determination, when made in good faith, shall be conclusive and binding for all purposes of this Article.
SEVENTH:  The directors of the corporation shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as the then total number of directors constituting the entire board of directors permits with the term of office of one class expiring each year. Directors of Class I shall hold office for an initial term expiring at the 2004 annual meeting, directors of Class II shall hold office for an initial term expiring at the 2005 annual meeting and directors of Class III shall hold office for an initial term expiring at the 2006 annual meeting. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting. Any vacancies in the board of directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled by the board of directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible.
There shall be no cumulative voting in the election of directors.
Notwithstanding any other provisions of this certificate of incorporation or the bylaws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this certificate of incorporation or the bylaws of the corporation), any director or the entire board of directors of the corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at an annual meeting of stockholders or at a meeting of the stockholders called for that purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or willful misconduct in the performance of such director's duty to the corporation and such adjudication is no longer subject to direct appeal.
The number of directors shall be fixed by the bylaws of the corporation.  Until changed in accordance with the bylaws of the corporation, the following persons shall serve as the directors of the corporation:
Name	Class	Address
Charles Slocomb	Class I	1200 Trinity Drive Los Alamos, New Mexico 87544
Gregg Antonsen	Class I	1200 Trinity Drive Los Alamos, New Mexico 87544
Tony Scavuzzo	Class I	1200 Trinity Drive Los Alamos, New Mexico 87544
John S. Gulas	Class II	1200 Trinity Drive Los Alamos, New Mexico 87544
Robert P. Worcester	Class II	1200 Trinity Drive Los Alamos, New Mexico 87544
Leslie Nathanson Juris	Class II	1200 Trinity Drive Los Alamos, New Mexico 87544
James E. Goodwin, Jr.	Class III	1200 Trinity Drive Los Alamos, New Mexico 87544
Jeffrey F. Howell	Class III	1200 Trinity Drive Los Alamos, New Mexico 87544
Arthur B. Montoya, Jr.	Class III	1200 Trinity Drive Los Alamos, New Mexico 87544
James F. Deutsch	Class III	1200 Trinity Drive Los Alamos, New Mexico 87544

EIGHTH:  The name and address of each incorporator is:
Name	Address
George A. Cowan	721 42nd Street Los Alamos, New Mexico 87544
H. E. Speer	Post Office Box 838 Los Alamos, New Mexico 87544
Mona Williams	Post Office Box 128 Los Alamos, New Mexico 87544
NINTH:  Any business to be conducted at an annual or special meeting of the stockholders, including the nomination of candidates for election as directors, may be proposed by the board of directors or by any stockholder of any outstanding class of capital stock of the corporation entitled to vote for the election of directors, as provided by the corporation's bylaws.
TENTH:
A. In addition to any affirmative vote required by law or these articles of incorporation, and except as otherwise expressly provided in this Section:
1.   any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (i) any Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or
2.   any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereafter defined) equaling or exceeding 25% or more of the combined assets of the corporation and its Subsidiaries; or
3.   the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equaling or exceeding 25% of the combined assets of the corporation and its Subsidiaries except pursuant to an employee benefit plan of the corporation or any subsidiary thereof; or
4.   the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholders; or
5.   any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;
shall require the affirmative vote of the holders of at least 70% of the voting power of the then outstanding shares of stock of the corporation entitled to vote in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of these articles of incorporation or in any agreement with any national securities exchange or quotation system or otherwise.

The term "Business Combination" as used in this Article shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article.

B. The provisions of Section A of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote, or such vote as is required by law or by these articles of incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the corporation solely in their capacity as stockholders of the corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 and 2 are met:

1. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).
2.	All of the following conditions shall have been met:
(a) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of Common Stock in such Business Combination shall at least be equal to the higher of the following:
I.
(if applicable) the Highest Per Share Price, including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by it (X) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date"), or (Y) in the transaction in which it became an Interested Stockholder, whichever is higher.

II.
The Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article as the "Determination Date"), whichever is higher.

(b)
The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

I.
(if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers' fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (X) within the two-year period immediately prior to the Announcement Date, or (Y) in the transaction in which it became an Interested Stockholder, whichever is higher;

II.
(if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

III.	the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(c)
The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in, cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has previously paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with subparagraph B.2 of this Article shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

(d)
After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation; (ii) there shall have been (X) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (Y) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors; and (iii) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(e)
After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(f)
A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

C. For the purpose of this Article:

1.
A "Person" shall include an individual, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities.

2.	"Interested Stockholder" shall mean any Person (other than the corporation or any holding company or subsidiary thereof) who or which:

(a)	is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or
(b)
is an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of lot or more of the voting power of the then outstanding Voting Stock; or

(c)
is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

3.	A Person shall be a "beneficial owner" of any Voting Stock:

(a)
which such Person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on June 30, 2003; or

(b)
which such Person or any of its Affiliates or Associates has (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrant or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding (but neither such Person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such Person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or

(c)
which are beneficially owned, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on December 31, 1991, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purposes of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in Subparagraph (b) of this Paragraph 3) or in disposing of any shares of Voting Stock;

provided, however, that, in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate of such trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purpose hereof, to beneficially own any shares of Voting Stock held under any such plan.

4. For the purpose of determining whether a Person is an Interested Stockholder pursuant to Paragraph 2 of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Paragraph 3 of this Section C, but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

5. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on  June 30, 2003.

6. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 2 of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

7. "Disinterested Director" means any member of the board of directors who is unaffiliated with the Interested Stockholder and was a member of the board of directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any director who is thereafter chosen to fill any vacancy on the board of directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder, and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the board of directors.

8. "Fair Market Value" means: (a) in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock of the National Association of Securities Dealers Automates Quotations ("NASDAQ") System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, Fair Market Value shall be the highest sale price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the board of directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock into a smaller number of shares of such stock, and (b) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the board of directors in good faith.

9. Reference to "Highest Per Share Price" shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

10.  In the event of any Business Combination in which the Corporation survives the phrase "other consideration to be received" as used in Subparagraphs (a) and (b) of Paragraph 2 of Section B of this Article shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

D.  A majority of the Disinterested Directors of the corporation shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 25% of the combined assets of the corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article.

E.  Nothing contained in this Article shall be construed to relieve any Interested Stockholders from any fiduciary obligation imposed by law.

F.  Notwithstanding any other provisions of these articles of incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law or these of incorporation, the affirmative vote of the holders of at least 70% of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article."

ELEVENTH: Each person who is or was a director or officer of the corporation and each person who serves or served at the request of the corporation as a director, officer or partner of another enterprise shall be indemnified by the corporation in accordance with, and to the fullest extent authorized by, the Business Corporation Act of the State of New Mexico, as the same now exists or may be hereafter amended. No amendment to or repeal of this Article shall apply to or have any effect on the rights of any individual referred to in this Article for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.
TWELFTH: In connection with the exercise of its judgment in determining what is in the best interests of this corporation and its stockholders when evaluating a proposal by another person or persons to make a tender or exchange offer for any equity security of this corporation or any subsidiary, to merger or consolidate with this corporation or any subsidiary or to purchase or otherwise acquire all or substantially all of the assets of this corporation or any subsidiary, the board of directors of this corporation may consider all of the following factors and any other factors which it deems relevant: (A) the adequacy of the amount to be paid in connection with any such transaction; (B) the social and economic effects of the transaction on the corporation and its subsidiaries operate or are located; (C) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the corporation and its subsidiaries and the other elements of the communities in which the corporation and its subsidiaries operate or are located; (D) the competence, experience, and integrity of the acquiring person or persons and its or their management; and (E) any antitrust or other legal or regulatory issues which may be raised by any such transaction.
THIRTEENTH:  Upon the effective filing of this Amended and Restated Articles of Incorporation, all matters set forth in the Certificate of Designation, filed on March 25, 2009, with respect to the 35,539 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the "Series A Preferred Stock"), designated out of the authorized and unissued shares of preferred stock of the corporation, no par value per share, including all references thereof, are hereby eliminated from the corporation's Articles of Incorporation, and the shares that were designated to Series A Preferred Stock hereby are returned to the status of authorized but unissued shares of preferred stock of the corporation, without designation as to series.
FOURTEENTH:  Upon the effective filing of this Amended and Restated Articles of Incorporation, all matters set forth in the Certificate of Designation, filed on March 25, 2009, with respect to the 1,777 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the "Series B Preferred Stock"), designated out of the authorized and unissued shares of preferred stock of the Corporation, no par value per share, including all references thereof, are hereby eliminated from the corporation's Articles of Incorporation, and the shares that were designated to Series B Preferred Stock hereby are returned to the status of authorized but unissued shares of preferred stock of the corporation, without designation as to series.
FIFTEENTH:  Upon the effective filing of this Amended and Restated Articles of Incorporation, all matters set forth in the Certificate of Designations, filed on December 15, 2016, with respect to the 82,862 shares of Series C Convertible Perpetual Preferred Stock (the "Series C Preferred Stock"), designated out of the authorized and unissued shares of preferred stock of the corporation, no par value per share, including all references thereof, are hereby eliminated from the corporation's Articles of Incorporation, and the shares that were designated to Series C Preferred Stock hereby are returned to the status of authorized but unissued shares of preferred stock of the corporation, without designation as to series.

Annex A
CERTIFICATE OF DESIGNATIONS
OF
NON-VOTING COMMON STOCK
OF
TRINITY CAPITAL CORPORATION
Pursuant to the provisions of the articles of incorporation and the bylaws of the Corporation and applicable law, a series of non-voting common stock, no par value per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:
1. Definitions.
(a)	"Affiliate" has the meaning set forth in 12 C.F.R. Section 225.2(a) or any successor provision.
(b)	"Articles of Incorporation" means the Articles of Incorporation of the Corporation, as amended and in effect from time and time.
(c)	"Board of Directors" means the board of directors of the Corporation.
(d)	A "business day" means any day other than a Saturday or a Sunday or a day on which banks in the New Mexico are authorized or required by law, executive order or regulation to close.
(e)	"Certificate" means a certificate representing one (1) or more shares of Non-Voting Common Stock.
(f)	"Common Stock" means the voting common stock of the Corporation, no par value per share.
(g)	"Conversion" has the meaning set forth in Section 5.
(h)	"Conversion Date" means the date that a share of Non-Voting Common Stock is converted into Common Stock in accordance with Section 5.
(i)	"Corporation" means Trinity Capital Corporation, a New Mexico corporation.
(j)	"Dividends" has the meaning set forth in Section 3.
(k)
"Exchange Agent" means Continental Stock Transfer and Trust Company solely in its capacity as transfer and exchange agent for the Corporation, or any successor transfer and exchange agent for the Corporation.

(l)	"Liquidation Distribution" has the meaning set forth in Section 4.
(m)
"Mandatory Conversion Date" means, with respect to shares of Series C Preferred Stock of any and all holders thereof, the effective date of this Tenth Articles of Amendment to the Articles of Incorporation.

(n)	"Non-Voting Common Stock" has the meaning set forth in Section 2.
(o)
"Permissible Transfer" means a transfer by the holder of Non-Voting Common Stock (i) to the Corporation; (ii) in a widely distributed public offering of Common Stock or Non-Voting Common Stock; (iii) that is part of an offering that is not a widely distributed public offering of Common Stock or Non-Voting Common Stock but is one in which no one transferee (or group of associated transferees) acquires the rights to receive two percent (2%) or more of any class of the Voting Securities of the Corporation then outstanding (including pursuant to a related series of transfers); (iv) that is part of a transfer of Common Stock or Non-Voting Common Stock to an underwriter for the purpose of conducting a widely distributed public offering; (v) to a transferee that controls more than fifty percent (50%) of the Voting Securities of the Corporation without giving effect to such transfer; or (vi) that is part of a transaction approved by the Board of Governors of the Federal Reserve System (the "Federal Reserve").

(p)
"Person" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, or any other form of entity not specifically listed herein.

(q)
"Series C Preferred Stock" means the series of shares of preferred stock of the Corporation designated as "Series C Convertible Perpetual Preferred Stock" which were automatically converted into shares of Non-Voting Common Stock on the Mandatory Conversion Date.

(r)	"Voting Security" has the meaning set forth in 12 C.F.R. Section 225.2(q) or any successor provision.
2. Designation; Number of Shares.  The class of shares of capital stock hereby authorized shall be designated as "Non-Voting Common Stock".  The number of authorized shares of the Non-Voting Common Stock shall be 20,000,000 shares.  The Non-Voting Common Stock shall have no par value per share.  Each share of Non-Voting Common Stock has the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption as described herein.  Each share of Non-Voting Common Stock is identical in all respects to every other share of Non-Voting Common Stock.
3. Dividends.  The Non-Voting Common Stock will rank pari passu with the Common Stock with respect to the payment of dividends or distributions, whether payable in cash, securities, options or other property, and with respect to issuance, grant or sale of any rights to purchase stock, warrants, securities or other property (collectively, the "Dividends").  Accordingly, the holders of record of Non-Voting Common Stock will be entitled to receive as, when, and if declared by the Board of Directors, Dividends in the same per share amount as paid on the Common Stock, and no Dividends will be payable on the Common Stock or any other class or series of capital stock ranking with respect to Dividends pari passu with the Common Stock unless a Dividend identical to that paid on the Common Stock is payable at the same time on the Non-Voting Common Stock in an amount per share of Non-Voting Common Stock equal to the product of (a) the per share Dividend declared and paid in respect of each share of Common Stock and (b) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock); provided, however, that if a stock Dividend is declared on Common Stock payable solely in Common Stock, the holders of Non-Voting Common Stock will be entitled to a stock Dividend payable solely in shares of Non-Voting Common Stock.  Dividends that are payable on Non-Voting Common Stock will be payable to the holders of record of Non-Voting Common Stock as they appear on the stock register of the Corporation on the applicable record date, as determined by the Board of Directors, which record date will be the same as the record date for the equivalent Dividend of the Common Stock.  In the event that the Board of Directors does not declare or pay any Dividends with respect to shares of Common Stock, then the holders of Non-Voting Common Stock will have no right to receive any Dividends.
4. Liquidation.
(a)
Rank.  The Non-Voting Common Stock will, with respect to rights upon liquidation, winding up and dissolution, rank (i) subordinate and junior in right of payment to all other securities of the Corporation which, by their respective terms, are senior to the Non-Voting Common Stock or the Common Stock, and (ii) pari passu with the Common Stock.  Not in limitation of anything contained herein, and for purposes of clarity, the Non-Voting Common Stock is subordinated to the general creditors and subordinated debt holders of the Company, and the depositors of the Company's bank subsidiaries, in any receivership, insolvency, liquidation or similar proceeding.

(b)
Liquidation Distributions.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Non-Voting Common Stock will be entitled to receive, for each share of Non-Voting Common Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any Persons to whom the Non-Voting Common Stock is subordinate, a distribution ("Liquidation Distribution") equal to (i) any authorized and declared, but unpaid, Dividends with respect to such share of Non-Voting Common Stock at the time of such liquidation, dissolution or winding up, and (ii) the amount the holder of such share of Non-Voting Common Stock would receive in respect of such share if such share had been converted into shares of Common Stock at the then applicable conversion rate at the time of such liquidation, dissolution or winding up (assuming the conversion of all shares of Non-Voting Common Stock at such time, without regard to any limitations on conversion of the Non-Voting Common Stock).  All Liquidating Distributions to the holders of the Non-Voting Common Stock and Common Stock set forth in clause (ii) above will be made pro rata to the holders thereof.

(c)
Merger, Consolidation and Sale of Assets Not Liquidation.  For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Non-Voting Common Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or property) of all or substantially all of the assets of the Corporation, will not constitute a liquidation, dissolution or winding up of the Corporation.

5. Conversion.
(a)	General.
(i)
A holder of Non-Voting Common Stock shall be permitted to convert, or upon the written request of the Corporation shall convert, shares of Non-Voting Common Stock into shares of Common Stock at any time or from time to time, provided that upon such conversion the holder, together with all Affiliates of the holder, will not own or control in the aggregate more than nine point nine (9.9%) of the Common Stock (or of any class of Voting Securities issued by the Corporation), excluding for the purpose of this calculation any reduction in ownership resulting from transfers by such holder of Voting Securities of the Corporation (which, for the avoidance of doubt, does not include Non-Voting Common Stock).  In any such conversion, each share of Non-Voting Common Stock will convert initially into one (1) share of Common Stock, subject to adjustment as provided in Section 6 below.

(ii)
Each share of Non-Voting Common Stock will automatically convert into one (1) share of Common Stock, without any further action on the part of any holder, subject to adjustment as provided in Section 6 below, on the date a holder of Non-Voting Common Stock transfers any shares of Non-Voting Common Stock to a non-affiliate of the holder in a Permissible Transfer.

(iii)
To effect any permitted conversion under Section 5(a)(i) or Section 5(a)(ii), the holder shall surrender the certificate or certificates evidencing such shares of Non-Voting Common Stock, duly endorsed, at the registered office of the Corporation, and provide written instructions to the Corporation as to the number of whole shares for which such conversion shall be effected, together with any appropriate documentation that may be reasonably required by the Corporation.  Upon the surrender of such certificate(s), the Corporation will issue and deliver to such holder (in the case of a conversion under Section 5(a)(i)) or such holder's transferee (in the case of a conversion under Section 5(a)(ii)) a certificate or certificates for the number of shares of Common Stock into which the Non-Voting Common Stock has been converted and, in the event that such conversion is with respect to some, but not all, of the holder's shares of Non‑Voting Common Stock, the Corporation shall deliver to such holder a certificate or certificate(s) representing the number of shares of Non-Voting Common Stock that were not converted to Common Stock.

(iv)
All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests, charges and other encumbrances.

(b)
Reservation of Shares Issuable Upon Conversion.  The Corporation will at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the Non-Voting Common Stock such number of shares of Common Stock as will from time to time be sufficient to effect the conversion of all outstanding Non‑Voting Common Stock; and if at any time the number of shares of authorized but unissued Common Stock will not be sufficient to effect the conversion of all then outstanding Non-Voting Common Stock, the Corporation will take such action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Stock to such number of shares as will be sufficient for such purpose.

(c)
No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the holders of the Non-Voting Common Stock against impairment.

6. Adjustments.
(a)
Combinations or Divisions of Common Stock.  In the event that the Corporation at any time or from time to time will effect a division of the Common Stock into a greater number of shares (by stock split, reclassification or otherwise other than by payment of a Dividend in Common Stock or in any right to acquire the Common Stock), or in the event the outstanding Common Stock will be combined or consolidated, by reclassification, reverse stock split or otherwise, into a lesser number of shares of the Common Stock, then the dividend, liquidation, and conversion rights of each share of Non-Voting Common Stock in effect immediately prior to such event will, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate.

(b)
Reclassification, Exchange or Substitution.  If the Common Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a division or combination of shares provided for in Section 6(a) above), (1) the conversion ratio then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of the Non-Voting Common Stock will be convertible into, in lieu of the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction and (2) the Dividend and Liquidation Distribution rights then in effect will, concurrently with the effectiveness of such transaction, be adjusted so that each share of Non-Voting Common Stock will be entitled to a Dividend and Liquidation Distribution right, in lieu of with respect to the number of shares of Common Stock which the holders of the Non-Voting Common Stock would otherwise have been entitled to receive, with respect to a number of shares of such other class or classes of stock equal to the product of (i) the number of shares of such other class or classes of stock that a holder of a share of Common Stock would be entitled to receive in such transaction and (ii) the number of shares of Common Stock into which such share of Non-Voting Common Stock is then convertible (without regard to any limitations on conversion of the Non-Voting Common Stock) immediately before that transaction.

(c)
Certificates as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 6, the Corporation at its expense will promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Non-Voting Common Stock a certificate executed by the Corporation's President (or other appropriate officer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation will, upon the written request at any time of any holder of Non-Voting Common Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Non-Voting Common Stock.

7. Reorganization, Mergers, Consolidations or Sales of Assets.  If at any time or from time to time there will be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares otherwise provided for in Section 6) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all the Corporation's properties and assets to any other Person, then, as a part of such reorganization, merger, consolidation or sale, provision will be made so that the holders of the Non-Voting Common Stock will thereafter be entitled to receive upon conversion of the Non-Voting Common Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor company resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Non-Voting Common Stock would have been entitled to receive on such capital reorganization, merger, consolidation or sale (without regard to any limitations on conversion of the Non-Voting Common Stock).
8. Redemption.  Except to the extent a liquidation under Section 4 may be deemed to be a redemption, the Non-Voting Common Stock will not be redeemable at the option of the Corporation or any holder of Non-Voting Common Stock at any time.  Notwithstanding the foregoing, the Corporation will not be prohibited from repurchasing or otherwise acquiring shares of Non-Voting Common Stock in voluntary transactions with the holders thereof, subject to compliance with any applicable legal or regulatory requirements, including applicable regulatory capital requirements.  Any shares of Non-Voting Common Stock repurchased or otherwise acquired may be reissued as additional shares of Non-Voting Common Stock.
9. Voting Rights.  The holders of Non-Voting Common Stock will not have any voting rights, except as may otherwise from time to time be required by law.
10. Protective Provisions.  So long as any shares of Non-Voting Common Stock are issued and outstanding, the Corporation will not (including by means of merger, consolidation or otherwise), without obtaining the approval (by vote or written consent) of the holders of a majority of the issued and outstanding shares of Non-Voting Common Stock, (a) alter or change the rights, preferences, privileges or restrictions provided for the benefit of the holders of the Non-Voting Common Stock, (b) increase or decrease the authorized number of shares of Non‑Voting Common Stock or (c) enter into any agreement, merger or business consolidation, or engage in any other transaction, or take any action that would have the effect of changing any preference or any relative or other right provided for the benefit of the holders of the Non-Voting Common Stock.  In the event that the Corporation offers to repurchase shares of Common Stock, the Corporation shall offer to repurchase shares of Non-Voting Common Stock pro rata based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such repurchase.
11. Restriction on Transfer.  No holder of Non-Voting Common Stock or Affiliate thereof may sell or transfer any shares of capital stock of the Corporation other than to an Affiliate of such holder or to the Corporation if, as a result of the transfer, such holder, together with its Affiliates, would have owned, sold, or transferred to persons other than Affiliates of such holder or the Corporation in the aggregate, since the date of these Articles of Amendment, ownership or control of 33.3 percent or more of any class of the Corporation's Voting Securities.  The percentage set forth in the previous sentence shall be calculated using the following formula: (i) the numerator, which will be the total number of shares of capital stock of the Corporation (Common Stock, Non-Voting Common Stock and any other shares of stock convertible into Common Stock) owned or controlled by such holder and its Affiliates as of the date of these Articles of Amendment or subsequently acquired or controlled by such holder or its Affiliates, that such holder and its Affiliates have sold or transferred to any person other than Affiliates of such holder or the Corporation (reflecting any conversion as a result of such sales or transfers), plus the number of such shares of capital stock of the Corporation that such holder or Affiliate thereof proposes to sell or transfer (reflecting any conversion as a result of such proposed sale or transfer), plus the number of shares of Common Stock that such holder and its Affiliates would own or control immediately following such proposed sale or transfer, divided by: (ii) the denominator, which will be the total number of shares of Common Stock outstanding immediately following the proposed sale or transfer (reflecting any conversion that would result from such sale or transfer).
12. Notices.  All notices required or permitted to be given by the Corporation with respect to the Non-Voting Common Stock shall be in writing, and if delivered by first class United States mail, postage prepaid, to the holders of the Non-Voting Common Stock at their last addresses as they shall appear upon the books of the Corporation, shall be conclusively presumed to have been duly given, whether or not the holder actually receives such notice; provided, however, that failure to duly give such notice by mail, or any defect in such notice, to the holders of any stock designated for repurchase, shall not affect the validity of the proceedings for the repurchase of any other shares of Non-Voting Common Stock, or of any other matter required to be presented for the approval of the holders of the Non-Voting Common Stock.
13. Record Holders.  To the fullest extent permitted by law, the Corporation will be entitled to recognize the record holder of any share of Non-Voting Common Stock as the true and lawful owner thereof for all purposes and will not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other Person, whether or not it will have express or other notice thereof.
14. Term.  The Non-Voting Common Stock shall have perpetual term unless converted in accordance with Section 5.
15. No Preemptive Rights.  The holders of Non-Voting Common Stock are not entitled to any preemptive or preferential right to purchase or subscribe for any capital stock, obligations, warrants or other securities or rights of the Corporation, except for any such rights that may be granted by way of separate contract or agreement to one or more holders of Non-Voting Common Stock.
16. Replacement Certificates.  In the event that any Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Corporation, the posting by such Person of a bond in such amount as the Corporation may determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Corporation or the Exchange Agent, as applicable, will deliver in exchange for such lost, stolen or destroyed Certificate a replacement Certificate.
17. Other Rights.  The shares of Non-Voting Common Stock have no preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or rights, other than as set forth herein or as provided by applicable law.